UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2005

FEDERATED DEPARTMENT STORES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13536 (Commission File Numbers)	13-3324058 (I.R.S. Employer Identification Nos.)

7 West Seventh Street Cincinnati, Ohio	45202

and

151 West 34th Street New York, New York (Address of Principal Executive Offices)	10001 (Zip Code)

Registrant’s telephone number, including area code: (513) 579-7000; (212) 494-1602

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On February 27, 2005, Federated Department Stores, Inc., a Delaware corporation (“Federated”), entered into a merger agreement (the “Merger Agreement”) with The May Department Stores Company, a Delaware corporation (“May”), and Milan Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Federated (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, May will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a direct wholly owned subsidiary of Federated (the “Merger”).

     At the effective time and as a result of the Merger, May stockholders will be entitled to receive in exchange for each issued and outstanding share of May common stock (i) $17.75 in cash and (ii) 0.3115 shares of Federated common stock. The closing prices of Federated and May shares on Friday, February 25, 2005, were $56.79 and $35.35, respectively.

     The receipt of Federated common stock by May stockholders in the Merger is expected to be tax free for U.S. federal income tax purposes. However, if the price of Federated common stock declines such that the receipt of the stock consideration would no longer be tax free, then Federated has the option to increase the stock consideration to achieve such tax free treatment. If Federated does not exercise this option, May has the option to require the cash consideration to be increased by $1.00 per May common share.

     Following the Merger, May’s stockholders will own approximately 35% of Federated’s common stock and Federated’s stockholders will own approximately 65% of Federated’s common stock. All outstanding May stock options (whether vested or unvested) will be assumed by Federated. Each such option previously exercisable for May common shares will then become exercisable for Federated common shares.

     Federated and May have made customary representations, warranties and covenants in the Merger Agreement. The completion of the Merger is subject to approval by the stockholders of each of Federated and May and the satisfaction of customary conditions, including antitrust approval.

     The Merger Agreement contains certain termination rights for both Federated and May. If Federated terminates the Merger Agreement because May’s Board of Directors withdraws its recommendation of the deal, or May terminates to accept an alternative transaction, or if the Merger Agreement is terminated in certain circumstances and May enters into or consummates another transaction within one year of such termination, then May will owe Federated a $350 million termination fee.

     If May terminates because Federated’s Board of Directors withdraws its recommendation of the deal, then Federated will owe May a $350 million termination fee. If the Merger Agreement is terminated because the Merger has not closed by August 31, 2006, and all conditions to the closing have been met other than the receipt of antitrust approval, then Federated will owe May $350 million. If May terminates the Merger Agreement because the Merger has been permanently enjoined, and all other conditions to the closing have been met, then Federated will owe May a fee equal to the product of (i) $20 million and (ii) the quotient determined by dividing (A) the number of calendar days between the date of the Merger

Agreement and the date of such termination by (B) 30, provided that the amount of such fee shall not be less than $150 million or more than $350 million.

     The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

     The following exhibits are filed with this report:

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger, dated February 27, 2005, by and among Federated Department Stores, Inc., The May Department Stores Company and Milan Acquisition Corp. (the registrant will furnish supplementally a copy of the schedules to the Commission upon request)

99.1	Press release issued jointly by Federated Department Stores, Inc. and The May Department Stores Company, dated February 28, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.
/s/ Dennis J. Broderick

By:	Dennis J. Broderick Senior Vice President, General Counsel and Secretary

Date: February 28, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger, dated February 27, 2005, by and among Federated Department Stores, Inc., The May Department Stores Company and Milan Acquisition Corp. (incorporated by reference to Exhibit 2.1 to Form 8-K filed February 28, 2005 by The May Department Stores Company)

99.1	Press release issued jointly by Federated Department Stores, Inc. and The May Department Stores Company, dated February 28, 2005